Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including additional amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Unusual Machines, Inc., a Nevada corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of August 1, 2024.

THE ELEVEN FUND LLC

By: Eleven Managers LLC, its Manager

By:	/s/ Hartley Wasko
Name: Hartley Wasko Title: Managing Member

ELEVEN MANAGERS LLC

By:	/s/ Hartley Wasko
Name: Hartley Wasko Title: Managing Member
/s/ Hartley Wasko
Name: Hartley Wasko Title: Managing Member